Confidential

Presentation to the Special Committee of

the Board of Directors of

CONGO

JUNE 23, 2002

CREDIT SUISSE | FIRST BOSTON

Table of Contents

PROCESS AND TRANSACTION SUMMARY

Executive Summary

CSFB is pleased to summarize the recent results of the process and the proposals received from two final bidders.

- On May 17, responding to a deadline set by the Special Committee for proposals, Kramont and a joint venture of Lazard and Kimco (the "Partners") submitted revised bids
  - Lazard and Kimco - $1.90 per share in cash
  - Kramont - $1.90 per share in cash and stock (75%/25%) expressed as a 0.1325x exchange ratio based on a 30-day average price prior to closing
- The Special Committee requested the bidders consider submitting revised bids
- On May 21, the Board of Directors of Konover Property Trust, Inc. ("Konover") reviewed two bids
  - Lazard and Kimco raised their bid to $1.95 per share in cash
  - Kramont left their bid unchanged at $1.90 per share in cash and stock (75%/25%) expressed as a 0.1325x exchange ratio
- Kramont and the Partners were encouraged to increase their prices, complete their due diligence and finalize their mark-ups of the merger agreement
  - On May 31, 2002, Kramont increased their ratio to 0.1375x (based on a 30-day average prior to closing) or $1.99 per share, but did not mark-up the merger agreement nor did they complete due diligence
  - The Partners substantially completed their due diligence and marked-up the merger documents
- On June 7, Kramont changed their bid to a fixed price of $2.00 per share in cash and stock (75%/25%) with the stock component based on a 90-day (changed to 30-day) average price prior to closing
  - Kramont refused to complete their due diligence and finalize the merger agreement until they were assured of receiving the transaction or receiving expense reimbursement
  - Bidders were given until 8:00 am, Wednesday, June 19th, to finalize the merger agreement and their respective bids
  - The deadline was extended to Friday, June 21st to allow more time for Kramont to finalize due diligence and the merger agreement
- On June 21, both bidders responded to the Special Committee's request for final bids.
  - Lazard and Kimco - $2.10 per share in cash with due diligence complete, a merger agreement complete and transaction documentation fully negotiated
  - Kramont - confirmed prior bid of $2.00 per share in cash and stock (75%/25%) with significant due diligence remaining and no mark-up of a merger agreement was provided

PROCESS OVERVIEW

The Company has been reviewing strategic alternatives since December 2000.

- The Company began by exploring alternatives for their outlet portfolio
- In March 2001, Konover began evaluating alternatives for the entire company
- In September 2001, after a competitive bidding process, the sale of the outlet centers to Chelsea Property Group was closed
- The community center process continued throughout the sale of the outlet centers
- 103 parties were sent confidentiality agreements. 21 initial indications of interest were received beginning June 29, 2001
- In November 2001, four revised indications of interest were received for the Company transaction

  On February 7, 2002, the Special Committee recommended that the Company pursue further a merger with Kramont at a proposed 0.15 exchange ratio or at a price of approximately $2.00 per share in stock which was subject to due diligence by Kramont
- Prometheus Southeast Retail Trust ("Lazard") indicated that they would vote against the transaction primarily because of the currency
  - Lazard stated by accepting Kramont common stock, they would be significantly disadvantaged in achieving liquidity compared to the other common shareholders
  - Lazard would own approximately 3 million shares of Kramont whose average daily trading volume is approximately 30,000 shares
- On March 13, 2002, Lazard submitted a cash bid of $1.75 per share for the minority shares and filed a 13D/A which also indicated that they were looking for a partner to operate the properties. They eventually selected Kimco Realty Corporation ("Kimco")
- From the date Lazard submitted its bid, Lazard was treated the same as other bidders and not given any of the terms of the competing bids and was excluded from all board discussions regarding the process
- After Lazard's bid, CSFB was requested to solicit another round of bids and instructed that parties complete their due diligence and provide a mark-up form of merger agreement by May 11th, which was later extended to May 17th. The process was extended several more times in order to provide bidders with the opportunity to fully complete due diligence, fully negotiate transaction documentation and further increase their bids

Final Round Bid Comparison Summary

The Lazard / Kimco proposal appears superior in all ways: price, certainty and completeness as compared to Kramont.

	KRAMONT	LAZARD / KIMCO
Bid	$2.00 per share	$2.10 per share
Tender	• Cash and Stock (up to 75% cash) • Cash prorated if needed	• All Cash
Value	• Exchange ratio for stock portion based on 30-day average share price prior to close	• Firm cash price
Collar	• Value at closing (above) must be within plus/minus 10% of the share price at execution of Agreement	• None
Due Diligence Out	• Yes. Moderate due diligence remaining, primarily legal	• No
Timing	• Some additional due diligence still required as well as negotiation of merger agreement	• Fully negotiated and signed documentation capable of being accepted. Bid expires at 6:00 pm on 6/23
Preferred Stock	• New equivalent preferred in Kramont	• Preferred given option to take 105% of conversion value or receive a new preferred stock in new entity with a par value equivalent to 105% of conversion value
Contingent Value Rights	• Remain in place	• Extinguished
Buyer Approvals	• Board approval required	• Completed
Break-up fee	• $5.0 million inclusive of transaction expenses	• Expenses (capped at $1.0 million) plus break-up fee of $3.0 million
Other	• Did not provide a mark-up of merger Agreement • No taxes, corporate or real estate, will be triggered (Verbally indicated up to $500 K acceptable) • Assume minority interest in JV's have no material value • Lawsuits need to be resolved in a manner satisfactory to Kramont	• Fully negotiated transaction documentation provided

COMPANY OVERVIEW

KONOVER PROFILE

Business Description

Konover is a real estate investment trust which is engaged in the ownership, acquisition, development, ownership and operation of retail shopping centers. The Company's revenues are primarily derived under real estate leases from national, regional and local retailing companies.

The Company, directly or indirectly, owns 36 properties in 6 states with a total gross leaseable area in excess of 4.6 million square feet.

On September 25, 2001, the Company sold its outlet portfolio to Chelsea Property Group for $180 million.

Property Description

State	Number of Properties	% of GLA	% of NOI
North Carolina	14	36.7%	43.6%
Florida	7	21.0	20.2
Virginia	7	17.2	14.2
Alabama	1	11.5	8.2
South Carolina	5	8.4	8.4
Georgia	2	5.0	5.4
Total	36	100.0%	100.0%

Financial Information

CAPITALIZATION
(as of 3/31/02)

Stock Price (6/21/02)	$1.85
Current Dividend (suspended Q2 '01)	NA
Dividend Yield	NA
Shares Outstanding (1)	31,916,354
OP Units	916,233
Total Shares	32,832,587
Equity Market Cap	$61,069
Preferred (Book Value)	$18,679
Total Debt (2)	$204,873
Total Market Cap	$284,621
Market Cap / SF	$61.9
Debt / Market Cap	72.0%

(1) Not fully diluted
(2) Includes $21.6 million of JV Debt

DEBT MATURITY
(as of 3/31/02) ($ in thousands)

2002	$40,790
2003	$74,310
2004	$0
2005	$6,356
2006	$0
2007+	$83,459

Source: 10-Q dated3/31/02

Kramont Profile

Recent Events

- June 11, 2002 - Kramont announces quarterly dividend of $0.325 per share.
- May 16, 2002 - Kramont closes sale of 2.3 million shares of common stock to Cohen and Steers.
- May 15, 2002 - Kramont repurchases 11,155 shares of Series A-1 Preferred.
- May 9, 2002 - Kramont announces 1Q 2002 FFO per share of $0.34 vs. $0.37 for the prior year.
- March 21, 2002 - Kramont announces it has hired Carl Kraus as CFO.
- March 15, 2002 - Kramont announces 2001 FFO per share of $1.52 vs. $1.64 for the prior year.
- January 2, 2002 - Kramont announces that is has closed its $18.9 million acquisitbn of Village West Shopping Center.
- October 24, 2001 - Kramont announces that it has signed an agreement to acquire a Village West Shopping Center in Allentown, PA for $18.9 million.

Board of Directors and Executive Management

Name	Position	% Ownership [1]
Board of Directors		
Irwin Levy	Trustee	3.44%
Norman Kranzdorf		0.94%
Louis Meshon	Trustee, CEO	0.56%
Milton Schneider	Trustee	0.32%
Alan Schulman	Trustee	0.22%
Donald Shapiro	Trustee	0.08%
Bernard Korman	Trustee	0.02%
Executive Management		
George Demuth	COO	0.01%
Etta Strehle	CFO	0.01%

(1) Does not include options.

Stock Price and Volume Graph

Daily From June 20, 2001 - June 21, 2002


DAILY FROM JUNE 20, 2001 - JUNE 21, 2002
Indexed Prices
125
120
115
110
105
100
95
90
85
80
75
Volume in Thousands
500
450
400
350
300
250
200
150
100
50
0
6/20/2001
7/31/2001
9/10/2001
10/24/2001
12/4/2001
1/15/2002
2/26/2002
4/8/2002
5/16/2002
Volume
Kramont Realty Trust

Share Ownership

Owner	Shares Held	% Ownership
Institutions		
Vanguard Group	395,506	2.11%
Barclays Bank PLC	236,626	1.26%
Mellon Bank NA	78,426	0.42%
Dimensional FD Advisors, Inc.	49,700	0.27%
College retire Equities	45,628	0.24%
First Manhattan Company	38,250	0.20%
Northern Trust Company	37,100	0.20%
Citigroup Inc.	34,378	0.18%
State Street Corporation	30,205	0.16%
Ohio Public Employee Retirement	27,307	0.15%

Source: Shareworld

FACTORS AFFECTING THE COMPANY

Costs associated with prepayment and assumption of indebtedness

- The range of assumption costs/prepayment penalties is between approximately $1.4 and $15.6 million. In the event of an entity level deal this cost could be as low as approximately $1.4 million or less. However, in the event of an asset only transaction, penalties could reach as high as approximately $15.6 million

CVR's

- Lazard's CVR's will likely cause the Company to issue an additional 4.5 million shares in 2004

Capex

- The Company needs a substantial amount of capex to pay for deferred maintenance and new tenant improvements

Tenants

- Recent departures of key tenants could negatively affect certain properties

Other Assets

- The Company still needs to complete the sales of Las Vegas and Carolina Bay, both non-income producing assets

NOL's

- NOL's are not necessarily valuable to a REIT because they do not pay corporate taxes
- Under certain circumstances, it may be valuable to other bidders

Consequence of Status Quo

While Konover could continue as an independent company, management believes it faces certain challenges.

- The Company has a tiny market capitalization
- The Company is majority owned by an institutional investor
- The Company will likely be required to issue additional shares or cash to fulfill its obligations under the Contingent Value Rights (CVRs)
  - The agreement calls for the investor to double their investment by 2004. If they do not, Konover must pay them the difference subject to a cap of of 4.5 million shares of Konover
  - At the current price, Konover would need to issue 4.5 million additional shares pursuant to the agreement
- Company is highly leveraged
  - Significant debt due in 2002 and 2003
- Konover is currently not covered by any research analysts
  - Difficult to obtain institutional interest to purchase shares of stock
- Vacant land
- Vacant land is dilutive to earnings in the near term
- The Company has lost key personnel including the Asset Manager, Property Manager, Head of Leasing, COO and others
  - Interim CEO is currently part-time
- It is inefficient for the Company to remain public. G&A costs are high compared to income

Konover Financial Analysis

FINANCIAL ANALYSIS METHODOLOGY OVERVIEW

We have used four primary methodologies to assess an implied reference range for Konover.

ANALYSIS	DESCRIPTION OF METHODOLOGY
Selected Public Company Multiples	Imply a reference range for of the Company based on current market multiples of selected publicly traded community center companies.
Selected M&A Transactions	Imply a reference range for the Company based on multiples of selected community center merger and acquisition transactions.
Net Asset Value	Imply a reference range for the Company based on taking an underwritten Net Operating Income from properties and applying a private market real estate cap rate appropriate for selected retail property assets.
Discounted Cash Flow	Imply a reference range for the Company based on discounting the free cash flows of the Company

SUMMARY OF FINA

Several financial metrics were used t · for Konover.

Implied Price Per Share



Offer Price $2.10
$1.50
$1.00
$1.00
$0.70
$1.50
$1.20
$1.50
$1.00
Selected Public Company Multiples
Selected M&A Transaction Multiples
NAV
NAV via Liquidation
DCF

SELECTED PUBLIC COMPANIES

The table below summarizes the implied reference range for Konover based upon reference ranges derived from current market trading multiples of select publicly-traded community center REITs.

- The universe of publicly-traded shopping center companies is broad with 25 companies represented
- Seven were viewed as directly comparable based on quality of assets, geographic concentration and market capitalization: Acadia Realty, Equity One, IRT, JDN Realty, Kramont, Mid Atlantic Realty and Ramco Gershenson

Total Portfolio Value/	Portfolio Operating Data	Selected Public Companies Reference Range			Implied Reference Range Per Share(1)		
2002P FFO/share (2)	$0.11	9.0x	–	10.0x	$0.99	–	$1.10
2003P FFO/share (2)	$0.15	8.5x	–	9.5x	$1.28	–	$1.43
LQA EBITDA (3)(4)	$17.39 mm	11.0x	–	12.0x	$1.29	–	$1.72

(1) Assumes 35.3 million fully diluted shares outstanding and issuance of 4.5 million shares pursuant to CVR agreement.
(2) Management projections.
(3) Last quarter annualized pro forma for the sale of Mt. Pleasant as per 8-K dated 5/15/02.
(4) Adjusts for consolidated debt of $183.3 million (excluding JV debt), cash of $27.4 million, JV Equity interest of $13.1 mil lion and notes receivable of $2.6 million.

SELECTED M&A TRANSACTIONS

The analysis below summarizes the implied reference range for Konover based upon a reference range derived from transaction multiples of selected precedent mergers and acquisitions in the shopping center REIT industry.

- Particular attention was paid to the types of assets acquired
- The seven shopping center transactions closed within the past two years were reviewed

	Enterprise Value/		
Target	LQA EBITDA	LTM FFO	Forward FFO
Centrefund Realty (2001)	10.1x	NA	8.5x
UIRT (2001)	11.0x	9.9x	9.6x
Burnham Pacific (2001)	NA	8.4x	NA
First Washington (2001)	11.5x	10.3x	9.5x
Western Properties (2000)	11.2x	8.6x	8.1x
Bradley (2000)	10.5x	9.1x	8.4x
Kranzco (2000)	9.1x	6.6x	4.4x

Source: Company filings and press releases.

Implied Konover Value

Total Enterprise Value/	Portfolio Operating Data	Selected M&A Transaction Reference Range			Implied Equity Reference Range Per Share(1)		
LQA EBITDA (2)	$17.39 mm	9.5x	–	10.5x	$0.63	–	$1.07
LTM FFO/share (3)	$0.08	8.5x	–	9.5x	$0.68	–	$0.76
Forward FFO/share (4)	$0.11	8.0x	–	9.0x	$0.88	–	$0.99

(1) Assumes 35.3 million fully diluted shares outstanding and issuance of 4.5 million shares pursuant to CVR agreement.
(2) Last quarter annualized pro forma for the sale of Mt. Pleasant as per 8-K dated 5/15/02. Adjusts for consolidated debt of $183.3 million (excluding JV debt), cash of $27.4 million, JV Equity interest of $13.1 million and notes receivable of $2.6 million.
(3) For Konover uses last quarter annualized FFO because LTM FFO does not reflect the Company's current state given the sale of the outlet properties and other major assets last year.
(4) Management projections.

Konover NAV Calculation

CSFB has reviewed Konover's properties and leasing issues to determine an underwritten NOI. The preliminary NAV valuation was based on this NOI and a range of market-based cap rates.

(Numbers in Thousands, Except per Share Data)

	NOI	Book Value	Adj.	Estimated Market Value @ NOI Cap. Rate of:				
				10.25%	10.50%	10.75%	11.00%	11.25%
Assets								
Total Community Centers (1)	$25,028			$244,176	238,362	232,819	227,527	222,471
Deferred Maintenance		(7,773)		(7,773)	(7,773)	(7,773)	(7,773)	(7,773)
Total Community Centers less Deferred Maintenance				$236,402	230,589	225,046	219,754	214,698
Las Vegas				7,700	7,700	7,700	7,700	7,700
Carolina Bay, Net				1,000	1,000	1,000	1,000	1,000
Adjusted Real Estate Value				$245,103	239,289	233,746	228,454	223,398
Cash & Cash Equivalents		27,446	100%	27,446	27,446	27,446	27,446	27,446
Restricted Cash		4,991	100%	4,991	4,991	4,991	4,991	4,991
Accounts Receivable		4,401	85%	3,741	3,741	3,741	3,741	3,741
Investment in JVs		13,071	100%	13,071	13,071	13,071	13,071	13,071
Note Receivable		2,628	95%	2,497	2,497	2,497	2,497	2,497
Total Assets		$44,764		$296,848	$291,035	$285,491	$280,200	$275,144
Liabilities								
Community Center Debt (2)		$183,266	100%	$83,266	$183,266	$183,266	$183,266	$183,266
Accounts Payable and Other Liabilities		10,764	100%	10,764	10,764	10,764	10,764	10,764
Capital Lease Obligations		74	100%	74	74	74	74	74
Total Liabilities		$194,104		$194,104	$194,104	$194,104	$194,104	$194,104
less: Transaction Fees and Expenses as a % of Total Assets @ 1.0%				$2,968	$2,910	$2,855	$2,802	$2,751
less: Transaction Costs				3,000	3,000	3,000	3,000	3,000
less: Assumptions and Prepayment Penalties				5,000	5,000	5,000	5,000	5,000
Net Asset Value, After Transaction Costs				$91,776	$86,020	$80,532	$75,294	$70,288
Outstanding Shares & OP Units Assuming Conversion of Preferred to Common(3)(4)				39,813	39,813	39,813	39,813	39,813
NAV/Share Assuming Theoretical Conversion of Preferred to Common				$2.31	$2.16	$2.02	$1.89	$1.77
Current Price @ 6/21/02				$1.86	$1.86	$1.86	$1.86	$1.86
Premium/(Discount) to NAV				(19.3%)	(13.9%)	(8.0%)	(1.6%)	5.4%

Notes:

1. 1Q NOI annualized as per 8-K dated 5/12/02.
2. Balances as of 3/31/02. Does not include $21.6 million of JV debt.
3. Includes an additional 2.26 million shares upon conversion of Preferred Shares and 4.5 million shares for CVR's.
4. Fully diluted shares include 31,916K shares of common Stock, 916K O.P. Units, 4.5 million shares for CVR's and shares issuab le pursuant to employee stock plans.

Source: Konover SEC filings and internal documents.

Konover's NAV is lower once the costs of liquidation are incorporated. These costs include the payment of debt prepayment penalties and the payment of a liquidation preference to the preferred shareholders.

(Numbers in Thousands, Except per Share Data)

	NOI	Book Value	Adj.	Estimated Market Value @ NOI Cap. Rate of: 10.25%	10.50%	10.75%	11.00%	11.25%
Assets								
Total Community Centers (1)	$25,028			$244,176	238,362	232,819	227,527	222,471
Deferred Maintenance		(7,773)		(7,773)	(7,773)	(7,773)	(7,773)	(7,773)
Total Community Centers less Deferred Maintenance				$236,403	230,589	225,046	219,754	214,698
Las Vegas				7,700	7,700	7,700	7,700	7,700
Carolina Bay, Net				1,000	1,000	1,000	1,000	1,000
Adjusted Real Estate Value				$245,103	239,289	233,746	228,454	223,398
Cash & Cash Equivalents		27,446	100%	27,446	27,446	27,446	27,446	27,446
Restricted Cash		4,991	100%	4,991	4,991	4,991	4,991	4,991
Accounts Receivable		4,401	85%	3,741	3,741	3,741	3,741	3,741
Investment in JVs		13,071	100%	13,071	13,071	13,071	13,071	13,071
Note Receivable		2,628	95%	2,497	2,497	2,497	2,497	2,497
Total Assets		$44,764		$296,848	$291,035	$285,491	$280,200	$275,144
Liabilities								
Community CenterDebt (2)		$183,266	100%	$183,266	$183,266	$183,266	$183,266	$183,266
Accounts Payable and Other Liabilities		10,764	100%	10,764	10,764	10,764	10,764	10,764
Capital Lease Obligations		74	100%	74	74	74	74	74
Total Liabilities		$194,104		$194,104	$194,104	$194,104	$194,104	$194,104
less: Transaction Fees and Expenses as a % of Total Assets @ 1.0%				$2,968	$2,910	$2,855	$2,802	$2,751
less: Transaction Costs				3,000	3,000	3,000	3,000	3,000
less: Assumptions and Prepayment Penalties				15,563	15,563	15,563	15,563	15,563
Net Asset Value, After Transaction Costs				$81,213	$75,457	$69,969	$64,731	$59,725
Liquidation Value of Preferred (3)		19,517		19,517	19,517	19,517	19,517	19,517
Net Asset Value, After Payment of Liquidation Preference to Preferred				$61,696	$55,940	$50,452	$45,214	$40,208
Outstanding Shares & OP Units (4)				37,644	37,644	37,644	37,644	37,644
NAV/Share After Payment of Liquidation Preference to Preferred				$1.64	$1.49	$1.34	$1.20	$1.07
Current Price @ 6/21/02				$1.86	$1.86	$1.86	$1.86	$1.86
Premium/(Discount) to NAV				13.5%	25.2%	38.8%	54.9%	74.1%

Notes:
1. 1Q NOI annualized.
2. Balances as of 3/31/02. Does not include $21.6 million of JV debt.
3. Valued at $25.00 per share. Preferred shares are convertible into common stock at $8.62 per share (approx. 2.3 shares).
4. Fully diluted shares include 31,916K shares of common Stock, 916K O.P. Units, 4.5 million shares for CVR's and shares issuable pursuant to employee stock plans.
Source: Konover SEC filings and internal documents.

KONOVER DISCOUNTED CASH FLOW ANALYSIS

In the following tables, an implied reference range for Konover is derived based upon an analysis of discounted cash flows.

- In this analysis, the terminal value of Konover in year 5 (2006), based upon a range of EBITDA multiples of 10.0x - 12.0x based on the Selected Public Companies
- Konover's weighted average cost of capital is estimated to be between 9.0% and 11.0%.
- Based on management projections
- Cash Flows

(Dollars in thousands)	2002	2003	2004	2005	2006
EBITDA (1)	$20,949	$23,039	$24,353	$24,802	$25,259
Less: Taxes	-	-	-	-	-
Less: Change in Working Capital	-	-	-	-	-
Less: Capex, TI & LC	8,715	8,709	5,842	5,101	4,604
Free Cash Flow	$12,234	$14,330	$18,511	$19,701	$20,655

(1) Includes joint venture EBITDA.

WACC Calculation	
Cost of Debt	7.25%
% Debt	71.60%
Cost of Equity	17.75%
% Equity	28.40%
Cost of Capital	10.23%

KONOVER DISCOUNTED CASH FLOW ANALYSIS

The results of the discounted cash flow imply a per share reference range of between $1.07 to $1.86

WACC 10.0%

	Exit EBITDA Multiple		
	10.0x	11.0x	12.0x
Discounted Cash Flows	$63,154	$63,154	$63,154
Terminal Value	$156,839	$172,522	$188,206
DCF Value	$219,992	$235,676	$251,360
Less: Debt (1)	(204,893)	(204,893)	(204,893)
Plus: Excess Cash	27,446	27,446	27,446
Equity Value	$42,545	$58,229	$73,913
Number of Shares (2)	39,813	39,813	39,813
Per Share Value	$1.07	$1.46	$1.86

(1) Includes JV debt of $21.6 million.

(2) Assumes issuance of 4.5 million shares pursuant to CVR agreement.

		Terminal Value EBITDA Multiple		
		10.0x	11.0x	12.0x
WACC	9.00%	$1.30	$1.71	$2.12
	9.50%	$1.18	$1.58	$1.99
	10.00%	$1.07	$1.46	$1.86
	10.50%	$0.96	$1.34	$1.73
	11.00%	$0.85	$1.23	$1.60

KRAMONT OVERVIEW

KRAMONT PROFILE

Business Description

Kramont is a self-administered, self-managed real estate investment trust which is engaged in the ownership, acquisition, redevelopment, management and leasing of community and neighborhood shopping centers.

The Company, directly or indirectly owns 81 properties in 16 states with a total gross leaseable area in excess of 10.7 million square feet.

The Company intends to achieve its business objective of increasing FFO through an increase in operating efficiencies, acquisition of attractive properties, completion of strategic renovations and expansions, decrease leverage and attainment of greater access to financial sources.

The Company expects to be covered by Wall Street research analysts as it reaches critical mass.

Property Description

As of 12/31/01

State	Number of Properties	% of NOI
Pennsylvania	31	41.0%
Georgia	11	13.1
New Jersey	7	12.3
New York	6	8.0
Connecticut	7	5.7
Maryland	3	5.1
Virginia	3	4.3
6 States Under 1.1%	6	3.9
Florida	3	3.4
South Carolina	2	2.1
North Carolina	2	1.2
Total	81	100.0%

Financial Information

FINANCIAL PERFORMANCE
($ in thousands)

(as of 12/31/01)	1999	2000	2001
Revenue	$33,563	$77,640	$112,728
% Growth		131.1%	45.2%
EBITDA	$24,174	$54,920	$75,747
% Growth		127.2%	37.9%
EV / EBITDA			12.0x
NOI	$25,942	$59,722	$83,302
% Growth		130.0%	39.5%
FFO	$10,825	$22,680	$28,504
% Growth		109.5%	25.7%

CAPITALIZATION
(as of 12/31/01)

Stock Price (6/21/02)	$15.38
Current Dividend	$1.30
Dividend Yield	8.45%
Shares Outstanding	18,872,295
OP Units	1,654,456
Total Shares	20,526,751
Equity Market Cap	$315,701
Preferred	$82,067
Total Debt	$510,212
Total Market Cap	$907,980
Market Cap / SF	$84.9
Debt / Market Cap	56.2%

DEBT MATURITY
(as of 12/31/01) ($ in thousands)

2002	$11,047
2003	$288,380
2004	$56,081
2005	$12,863
2006	$21,227
2007+	$120,614

Source: 10-K date 12/31/01.

KONOVER PROFILE

Recent Events

- May 22, 2002 - Lazard files a 13D/A to announce offer of $1.95 per share to buyout minority shareholders.
- March 15, 2002 - The Company announces that it has received and is evaluating several non-binding bids for the Company.
- March 14, 2002 - Lazard files a 13D/A to announce offer of $1.75 per share to buyout minority shareholders.
- March 12, 2002 - Konover reported FFO of ($0.10) per share for the fourth quarter, compared with $0.04 per share for the same period the prior year.
- March 12, 2002 - Konover announced that it had reduced its staff from 282 professionals to 77.
- September 26, 2001 - Konover completed sale of the Outlet Portfolio to Chelsea Property Group for $180 million.
- March 5, 2001 - Company engaged CSFB to pursue sale of Community Center Portfolio/Company
- March 1, 2001 - Konover appointed Michael Maloney as interim-CEO.
- December 19, 2000 - Konover announced that it has hired CSFB to sell the Outlet Portfolio.

Board of Directors

Name	Position	% Ownership
Board of Directors		
Bill Eberle (2)	Trustee	*
Carol Goldberg (2)	Trustee	*
Simon Konover	Chairman	*
Michael Maloney (3)	Trustee, CEO	*
Glenn Orr Jr. (2)	Trustee	*
Robert Ross (1)	Trustee	*
Philp Schonberger	Trustee	*
Mark Ticotin (1)	Trustee	67.3%
Andrew Zobler (1)	Trustee	*

(1) Represents Lazard.

(2) Member of Special Committee.

(3) Member of management.

* Represents less than 1% ownership.

Konover vs. Shopping Center Index

Daily from June 20, 2001 - June 21, 2002


130
120
110
100
90
80
70
60
50
40
30
20
Indexed Prices
6/21/2001
8/1/2001
9/11/2001
10/22/2001
11/30/2001
1/10/2002
2/20/2002
4/2/2002
5/13/2002
6/21/2002
Konover Property Trust Inc.
Shopping Center Index

Share Ownership

Owner	Shares Held	% Ownership
Institutions		
Lazard Freres & Company	21,052,631	67.3%
Vanguard Group	229,000	0.7%
Barclays Bank	110,828	0.4%
Dimensional FD Advisors, Inc.	75,700	0.2%
Deutsche Bank	71,100	0.2%
Mellon Bank	59,200	0.2%
MSDW & Company	45,172	0.1%
Northern Trust Company	32,400	0.1%
Huntington National Bank (OH)	31,450	0.1%
Dupont Capital Management	28,200	0.1%

Source: 2001 Proxy Statement.

Exhibit A - Selected Companies and Selected M&A Transactions Detail

Selected Public Company Analysis: SHOPPING CENTERS Sector

(Numbers in 000's, except per share data)

Ticker	Closing Price (1)	Dividend Yield	Capitalization: Market Value of Equity	Capitalization: Liquidation Value of Pref.	Capitalization: Total Debt Outstanding	Capitalization: Total Cap.	Capitalization: Adj. Enterprise Value	Debt/ Total Cap.	Debt+ Pref./ Total Cap.	Implied Cap. Rate (2)	Adjusted Enterprise Value/ EBITDA (3)	2002E FFO Multpile	2003E FFO Multpile
JDN	$12.25	8.82%	428,164	50,000	587,762	1,065,926	911,691	55.1%	59.8%	10.3%	11.0x	9.9x	9.5x
EQY	$13.59	7.95%	458,905	-	325,374	784,279	728,626	41.5%	41.5%	9.8%	11.5x	10.0x	9.3x
MRR	16.75	7.26%	332,027	-	215,852	547,879	523,651	39.4%	39.4%	9.5%	11.1x	9.7x	9.2x
IRT	$12.17	7.72%	385,042	-	343,400	728,442	699,705	47.1%	47.1%	9.7%	11.0x	9.3x	8.9x
RPT	$20.14	8.34%	202,083	35,000	355,488	592,571	554,827	60.0%	65.9%	10.1%	11.5x	9.4x	8.7x
KRT	$15.38	8.45%	315,881	82,067	510,241	908,189	858,895	56.2%	65.2%	8.6%	12.8x	NA	NA
AKR	$7.60	6.84%	216,018	-	218,966	434,984	387,024	50.3%	50.3%	9.9%	11.9x	NA	NA
Peer Group:													
Wtd. Average		8.07%						50.5%	53.8%	9.7%	11.6x	9.7x	9.1x
Median		7.95%						50.3%	50.3%	9.8%	11.5x	9.7x	9.2x
Max		8.82%						60.0%	65.9%	10.3%	12.8x	10.0x	9.5x
Min		6.84%						39.4%	39.4%	8.6%	11.0x	9.3x	8.7x

Source: Company filings as of 3/31/02, Realty Stock Review & FactSet.

1) Stock prices as of 6/21/02.

2) Implied Cap Rate = NOI/Adjusted Enterprise Value.

3) Adjusted Enterprise Value = Total Capitalization less (Land Held for Development + Construction in Progress + JV Interests + Mortgages Receivable + Cash).

M&A Transaction Multiples

ANALYSIS OF COMMUNITY CENTER REIT TRANSACTIONS (2000 & 2001)

Annc. Date / Eff. Date / LTM Date	Target / Acquiror	Consideration	Equity Purchase Price	Total Transaction Value	Enterprise Value/ LTM Revenue	Enterprise Value/ LTM EBITDA	Enterprise Value / LQA Revenues	Enterprise Value / LQA EBITDA	Equity Purch. Price / LTM FFO	Equity Purch. Price / Forward FFO	Equity Purch. Price / Book Value	Premiums Paid 1-Day	Premiums Paid 1-Week	Premiums Paid 1-Month
05/18/01 09/24/01 03/31/01	Centrefund Realty / Equity One	Stock	$118,650	$267,650.0	6.7x	10.1x	6.8x	10.1x	NA	8.5x	1.2x	NA	NA	NA
05/31/01 09/24/01 06/30/01	United Investors Realty Trust / Equity One	Cash/Stock	$65,670	$144,888.8	5.8x	10.2x	5.9x	11.0x	9.9x	9.6x	1.0x	22.1%	27.8%	31.5%
01/17/01 04/03/01 12/31/00	Burnham Pacific / Weingarten Realty Investors	Cash	$145,500	$277,500.0	7.5x	9.8x	NA	NA	8.4x	NA	NA	NA	NA	NA
09/28/00 02/28/01 09/30/00	First Washington Realty Trust / US Retail Partners	Cash	$466,142	$766,049.0	8.0x	11.5x	8.0x	11.5x	10.3x	9.5x	1.8x	25.3%	24.6%	22.0%
08/22/00 11/14/00 09/30/00	Western Properties Trust / Pan Pacific Retail Properties	Stock	$237,656	$433,723.3	7.1x	10.8x	7.3x	11.2x	8.6x	8.1x	1.1x	0.8%	6.6%	3.9%
05/15/00 09/18/00 06/30/00	Bradley Real Estate / Heritage Group	Cash	$669,114	$1,121,113.8	7.0x	10.7x	6.9x	10.5x	9.1x	8.4x	1.3x	18.9%	18.9%	27.5%
12/13/99 06/16/00 03/31/00	Kranzco / CV REIT	Stock	$190,744	$536,078.0	6.8x	9.5x	6.4x	9.1x	6.6x	4.4x	0.6x	28.2%	29.3%	18.7%
Mean					7.0x	10.4x	6.9x	10.6x	8.8x	8.1x	1.2x	19.1%	21.4%	20.7%
Median					7.0x	10.2x	6.8x	10.7x	8.8x	8.5x	1.2x	22.1%	24.6%	22.0%
High					8.0x	11.5x	8.0x	11.5x	10.3x	9.6x	1.8x	28.2%	29.3%	31.5%
Low					5.8x	9.5x	5.9x	9.1x	6.6x	4.4x	0.6x	0.8%	6.6%	3.9%

Source: Public filings. Proxy Statement, 10-K, 10-Q and 8-K.